Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 3 to the registration statement on Form S-1 (“Registration Statement”) of BNP Paribas Exchange Traded Trust of our report dated November 21, 2011 relating to the combined statement of financial position of BNP Exchange Traded Trust and the individual statements of financial position of BNP Paribas Enhanced Volatility Fund and BNP Paribas S&P Dynamic Roll Global Commodities Fund, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 29, 2011